Exhibit 99.1

FS Bancorp, Inc. Reports Net Income for the First Quarter of $6.9 Million or $0.81 Per Diluted Share and the Thirty-Seventh Consecutive Quarterly Dividend

MOUNTLAKE TERRACE, WA – April 28, 2022 – FS Bancorp, Inc. (NASDAQ: FSBW) (the “Company”), the holding company for 1st Security Bank of Washington (the “Bank”) today reported 2022 first quarter net income of $6.9 million, or $0.81 per diluted share, compared to $11.9 million, or $1.35 per diluted share for the same quarter last year.  All share and per share data in this earnings release has been adjusted to reflect the two-for-one stock split, in the form of a 100% stock dividend, effective July 14, 2021.

“In line with investor feedback, we reaffirmed the Company’s commitment to returning value to our shareholders by successfully repurchasing 115,356 shares during the quarter at an average price of 106% of book value. We also early adopted the Current Expected Credit Loss standard as of January 1, 2022, with minimal impact to the Company, to further reduce investor uncertainty surrounding the pending accounting change,” stated Joe Adams, CEO. “We are also pleased that our Board of Directors approved our thirty-seventh consecutive quarterly cash dividend. The quarterly dividend of $0.20 and the special dividend of $0.10 as previously announced on April 6, 2022, will be paid on May 26, 2022, to shareholders of record as of May 12, 2022.”

2022 First Quarter Highlights

●	Early adoption of the Current Expected Credit Losses (“CECL”) standard as of January 1, 2022, which resulted in a decrease of $2.9 million to our allowance for credit losses on loans (“ACLL”), an increase of $2.4 million to our allowance for credit losses on unfunded commitments and letters of credit, an increase of $72,000 to our allowance for held-to-maturity securities, and a net-of-tax cumulative-effect adjustment of $297,000 to increase the beginning balance of retained earnings;
●	Repurchased 115,356 shares of our common stock during the first quarter and the Board of Directors approved an additional $10.0 million in repurchases as previously announced on April, 6, 2022;
●	Net income was $6.9 million for the first quarter of 2022, compared to $8.6 million in the previous quarter, and $11.9 million for the comparable quarter one year ago;
●	Noninterest-bearing checking increased $5.9 million, or 1.3%, to $449.1 million at March 31, 2022, compared to $443.1 million at December 31, 2021, and increased $58.2 million, or 14.9% from $390.9 million at March 31, 2021;
●	Net interest margin (“NIM”) improved to 4.24%, compared to 4.20% for the previous quarter, and 3.99% for the comparable quarter one year ago;
●	Loans receivable, net increased $69.1 million, or 4.0%, to $1.80 billion at March 31, 2022, compared to $1.73 billion at December 31, 2021, and increased $204.6 million, or 12.8% from $1.59 billion at March 31, 2021;
●	Loans receivable, net included 55 Paycheck Protection Program (“PPP”) loans with a total outstanding balance of $13.6 million and $183,000 of unrecognized deferred fees, net; and
●	At March 31, 2022, the Community Bank Leverage Ratio (“CBLR”) was 12.2% for the Bank and the Tier 1 leverage-based ratio was 10.8% for the Company.

FS Bancorp Q1 Earnings
April 28, 2022

Asset Summary

Total assets decreased $12.5 million, or 0.5%, to $2.27 billion at March 31, 2022, compared to $2.29 billion at December 31, 2021, and increased $98.3 million, or 4.5%, from $2.18 billion at March 31, 2021.  The quarter over linked quarter decrease in total assets was primarily due to decreases in loans held for sale (“HFS”) of $83.7 million, securities available-for-sale of $8.1 million and certificates of deposit (“CDs”) at other financial institutions of $2.4 million, partially offset by increases in loans receivable, net of $69.1 million, other assets of $5.4 million, total cash and cash equivalents of $3.1 million and deferred tax asset, net of $2.6 million.  The year over year increase was primarily due to increases in loans receivable, net of $204.6 million, securities available-for-sale of $62.0 million, other assets of $2.9 million, deferred tax asset, net of $2.4 million, servicing rights of $2.3 million, and accrued interest receivable of $1.0 million, partially offset by decreases in loans HFS of $114.2 million, total cash and cash equivalents of $55.8 million, CDs at other financial institutions of $4.1 million, and Federal Home Loan Bank (“FHLB”) stock of $1.8 million.

LOAN PORTFOLIO
(Dollars in thousands)	March 31, 2022		December 31, 2021		March 31, 2021
	Amount	Percent	Amount	Percent	Amount	Percent
REAL ESTATE LOANS
Commercial	$269,517	14.8%	$264,429	15.1%	$226,363	14.0%
Construction and development	258,680	14.2	240,553	13.7	240,156	14.8
Home equity	44,394	2.4	41,017	2.3	41,774	2.6
One-to-four-family (excludes HFS)	361,079	19.9	366,146	20.8	299,273	18.5
Multi-family	196,924	10.8	178,158	10.2	122,303	7.5
Total real estate loans	1,130,594	62.1	1,090,303	62.1	929,869	57.4

CONSUMER LOANS
Indirect home improvement	359,443	19.7	336,285	19.2	290,859	17.9
Marine	82,560	4.5	82,778	4.7	87,453	5.4
Other consumer	2,994	0.2	2,980	0.2	3,194	0.2
Total consumer loans	444,997	24.4	422,043	24.1	381,506	23.5

COMMERCIAL BUSINESS LOANS
Commercial and industrial	207,480	11.4	208,552	11.9	260,572	16.1
Warehouse lending	37,957	2.1	33,277	1.9	48,488	3.0
Total commercial business loans	245,437	13.5	241,829	13.8	309,060	19.1
Total loans receivable, gross	1,821,028	100.0%	1,754,175	100.0%	1,620,435	100.0%

Allowance for credit losses on loans (1)	(23,365)		(25,635)		(27,375)
Total loans receivable, net	$1,797,663		$1,728,540		$1,593,060

__________________________

(1)	Allowance in 2022 reported using current expected credit loss (“CECL”) method, all 2021 and prior periods’ allowance are reported in accordance with previous GAAP using the incurred loss method.

Loans receivable, net increased $69.1 million to $1.80 billion at March 31, 2022, from $1.73 billion at December 31, 2021, and increased $204.6 million from $1.59 billion at March 31, 2021. The quarter over linked quarter increase in total real estate loans was $40.3 million, including increases in multi-family loans of $18.8 million, construction and development loans of $18.1 million, commercial real estate loans of $5.1 million, and home equity loans of $3.4 million, partially offset by a decrease in one-to-four-family loans of $5.1 million. Consumer loans

FS Bancorp Q1 Earnings
April 28, 2022

increased $23.0 million, primarily due to an increase of $23.2 million in indirect home improvement loans, partially offset by a decrease of $218,000 in marine loans. Commercial business loans increased $3.6 million, mainly as a result of an increase in warehouse lending of $4.7 million.

Originations of one-to-four-family loans to purchase and to refinance a home for the three months ended March 31, 2022 and December 31, 2021, and for the three months ended March 31, 2022 and 2021 were as follows:

(Dollars in thousands)	For the Three Months Ended		For the Three Months Ended		Quarter	Quarter
	March 31, 2022		December 31, 2021		over Quarter	over Quarter
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$152,950	62.4%	$182,851	53.9%	$(29,901)	(16.4)
Refinance	92,164	37.6	156,322	46.1	(64,158)	(41.0)
Total	$245,114	100.0%	$339,173	100.0%	$(94,059)	(27.7)

	For the Three Months Ended		For the Three Months Ended		Year	Year
	March 31, 2022		March 31, 2021		over Year	over Year
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$152,950	62.4%	$185,461	42.7%	$(32,511)	(17.5)
Refinance	92,164	37.6	248,992	57.3	(156,828)	(63.0)
Total	$245,114	100.0%	$434,453	100.0%	$(189,339)	(43.6)

During the quarter ended March 31, 2022, the Company sold $301.1 million of one-to-four-family loans compared to sales of $305.8 million during the previous quarter, and sales of $414.0 million during the same quarter one year ago. The decrease in purchase and refinance activity compared to the prior quarter reflects a limited available inventory of homes for sale and increased market interest rates adversely impacting refinance activity.

Gross margins on home loan sales decreased to 2.94% for the quarter ended March 31, 2022, compared to 3.66% in the previous quarter and decreased from 4.60% in the same quarter one year ago. Gross margins are defined as the margin on loans sold (cash sales) without the impact of deferred costs.

Liabilities and Equity Summary

Changes in deposits at the dates indicated are as follows:

(Dollars in thousands)
	March 31, 2022		December 31, 2021
Transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$449,075	23.4%	$443,133	23.1%	$5,942	1.3
Interest-bearing checking (2)	329,938	17.2	349,251	18.2	(19,313)	(5.5)
Escrow accounts related to mortgages serviced	26,067	1.4	16,389	0.9	9,678	59.1
Subtotal	805,080	42.0	808,773	42.2	(3,693)	(0.5)
Savings	198,184	10.3	193,922	10.1	4,262	2.2
Money market (3)	545,442	28.4	552,357	28.8	(6,915)	(1.3)
Subtotal	743,626	38.7	746,279	38.9	(2,653)	(0.4)
Certificates of deposit less than $100,000 (1)	210,984	11.0	186,974	9.8	24,010	12.8
Certificates of deposit of $100,000 through $250,000	107,429	5.6	116,206	6.1	(8,777)	(7.6)
Certificates of deposit of $250,000 and over	52,669	2.7	57,512	3.0	(4,843)	(8.4)
Subtotal	371,082	19.3	360,692	18.9	10,390	2.9
Total	$1,919,788	100.0%	$1,915,744	100.0%	$4,044	0.2

FS Bancorp Q1 Earnings
April 28, 2022

(Dollars in thousands)
	March 31, 2022		March 31, 2021
Transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$449,075	23.4%	$390,855	22.0%	$58,220	14.9
Interest-bearing checking (2)	329,938	17.2	250,907	14.1	79,031	31.5
Escrow accounts related to mortgages serviced	26,067	1.4	23,535	1.3	2,532	10.8
Subtotal	805,080	42.0	665,297	37.4	139,783	21.0
Savings	198,184	10.3	161,140	9.1	37,044	23.0
Money market (3)	545,442	28.4	468,753	26.3	76,689	16.4
Subtotal	743,626	38.7	629,893	35.4	113,733	18.1
Certificates of deposit less than $100,000 (1)	210,984	11.0	285,505	16.0	(74,521)	(26.1)
Certificates of deposit of $100,000 through $250,000	107,429	5.6	133,570	7.5	(26,141)	(19.6)
Certificates of deposit of $250,000 and over	52,669	2.7	66,528	3.7	(13,859)	(20.8)
Subtotal	371,082	19.3	485,603	27.2	(114,521)	(23.6)
Total	$1,919,788	100.0%	$1,780,793	100.0%	$138,995	7.8

_______________________

(1)	Includes $127.6 million, $97.6 million, and $178.1 million of brokered deposits at March 31, 2022, December 31, 2021, and March 31, 2021, respectively.
(2)	Includes $60.0 million, $90.0 million, and $0 of brokered deposits at March 31, 2022, December 31, 2021, and March 31, 2021, respectively.
(3)	Includes $241,000, $5.0 million, and $11.0 million of brokered deposits at March 31, 2022, December 31, 2021, and March 31, 2021, respectively.

The increases in deposits from December 31, 2021 to March 31, 2021 were primarily driven by growth in transactional deposit accounts due to new deposit relationships and in escrow accounts attributable to growth in the loan servicing portfolio.

At March 31, 2022, non-retail CDs, which include brokered CDs, online CDs, and public funds CDs, increased $30.0 million to $144.2 million, compared to $114.2 million at December 31, 2021, due to an increase of $30.0 million in brokered CDs. The year over year decrease in non-retail CDs of $43.9 million from $188.1 million at March 31, 2021, was primarily the result of a $50.6 million decrease in brokered CDs, offset by an increase of $6.7 million in online CDs. The reduction in non-retail CDs is directly tied to the Company replacing these non-retail CDs with brokered interest-bearing checking deposits of $60.0 million. The bulk of the wholesale funding activity has been tied to liability interest rate swap arrangements of $90.0 million that are funded with 90-day liabilities.

At March 31, 2022, borrowings comprised of FHLB advances decreased $7.0 million, or 16.5%, to $35.5 million from $42.5 million at December 31, 2021, and decreased $37.0 million, or 51.0% from $72.5 million at March 31, 2021. These decreases were due to repayments utilizing funds from deposit growth and reductions in loans held for sale.

Total stockholders’ equity decreased $11.6 million, to $236.0 million at March 31, 2022, from $247.5 million at December 31, 2021, and decreased $4.4 million, from $240.3 million at March 31, 2021. The decrease in stockholders’ equity during the current quarter was primarily due to net unrealized losses in securities available-for-sale of $16.5 million, net of tax, reflecting increases in market interest rates during the quarter, share repurchases totaling $3.5 million, and dividends paid of $1.6 million, partially offset by net income of $6.9 million and unrealized gains on cash flow hedges of $2.3 million, net of tax. In addition, the adoption of CECL on January 1, 2022, resulted in a $297,000 increase to retained earnings, reflecting the combined impact of the $2.9 million decrease to our ACLL and a $2.4 million increase to the reserve for unfunded commitments as of the adoption date. The Company repurchased 115,356 shares of its common stock at an average price of $31.45 per share. Book value

FS Bancorp Q1 Earnings
April 28, 2022

per common share was $29.70 at March 31, 2022, compared to $30.75 at December 31, 2021, and $28.90 at March 31, 2021.

The Bank is well capitalized under the minimum capital requirements established by the Federal Deposit Insurance Corporation at March 31, 2022, with a CBLR of 12.2%, compared to the normally required CBLR of greater than 9.0%. The Company’s Tier 1 leverage-based ratio was 10.8% at March 31, 2022.

Credit Quality

The ACLL at March 31, 2022, decreased to $23.4 million, or 1.28% of gross loans receivable, excluding loans HFS, compared to $25.6 million, or 1.46% of gross loans receivable, excluding loans HFS at December 31, 2021, and decreased from $27.4 million, or 1.69% of gross loans receivable, excluding loans HFS, at March 31, 2021. Nonperforming loans increased $968,000 to $6.8 million at March 31, 2022, from $5.8 million at December 31, 2021, and decreased $2.5 million from $9.3 million at March 31, 2021. The year over year decrease in the ACLL was primarily due to the one-time cumulative-effect adjustment of $2.9 million as of the CECL adoption date. The reserve for unfunded commitments increased $2.6 million to $3.1 million at March 31, 2022, compared to $499,000 at December 31, 2021, and increased from $398,000 at March 31, 2021, primarily due to the one-time cumulative-effect adjustment of $2.4 million as of the CECL adoption date and increases in unfunded commitments over the period.

Loans classified as substandard decreased $5.0 million to $13.1 million at March 31, 2022, compared to $18.1 million at December 31, 2021, and decreased $7.8 million from $20.9 million at March 31, 2021. The quarter over linked quarter decrease in substandard loans was attributable to decreases of $2.3 million in commercial and industrial loans, $1.7 million in one-to-four-family loans, and $916,000 in commercial real estate loans. The year over year decrease in substandard loans was primarily due to decreases of $6.2 million in one-to-four-family loans, $1.9 million in construction and development loans, and $934,000 in commercial real estate loans, partially offset by a $1.6 million increase in commercial and industrial loans. There were no other real estate owned (“OREO”) properties at March 31, 2022, December 31, 2021, or March 31, 2021.

Operating Results

Net interest income increased $2.6 million, to $22.7 million for the three months ended March 31, 2022, from $20.1 million for the three months ended March 31, 2021. This comparable quarter over quarter increase was primarily the result of an improved mix of loans versus other interest-bearing assets and increased balances in higher yielding loans funded by lower cost deposits. Interest income increased $1.8 million, primarily due to an increase of $1.5 million in interest income on loans receivable, including fees, impacted primarily by loan growth and net deferred fees recognized upon SBA forgiveness of PPP loans. Interest expense decreased $780,000, primarily as a result of repricing deposit rates and a reduction in higher cost borrowings. For the three months ended March 31, 2022, the total recognition of net deferred fees on forgiven and amortizing PPP loans was $264,000, as compared to $653,000 for the three months ended March 31, 2021.

NIM increased 25 basis points to 4.24% for the three months ended March 31, 2022, from 3.99% for the same period in the prior year. The comparable quarter over quarter increase in NIM was impacted by an improved mix of interest-bearing assets, including a higher balance of higher yielding portfolio loans and investment securities and a significant decrease of interest-bearing cash balances earning a nominal yield combined with declining deposit and borrowing costs.

FS Bancorp Q1 Earnings
April 28, 2022

The average total cost of funds, including noninterest-bearing checking, decreased 19 basis points to 0.39% for the three months ended March 31, 2021, from 0.58% for the three months ended March 31, 2021. This decrease was predominantly due to the decline in cost for market rate deposits and borrowings as well as a managed runoff of higher cost CD funding. Management remains focused on matching deposit/liability duration with the duration of loans/assets where appropriate.

For the three months ended March 31, 2022, the provision for credit losses on loans was $852,000, compared to $1.5 million for the three months ended March 31, 2021, as calculated under the prior incurred loss methodology. The provision for credit losses on loans reflects the increase in total loans receivable partially offset by a reduction in classified loans that were downgraded based on the COVID-19 pandemic and improved economic factors on credit-deterioration used to calculate the ACLL primarily related to the COVID-19 pandemic as compared to the same time last year. For the three months ended March 31, 2022, the provision for credit losses on unfunded commitments was $191,000, compared to a recovery of $9,000 for the three months ended March 31, 2021. The increase was attributable to a change in methodology as a result of the adoption of CECL, as well as increases in total unfunded commitments during the period. During the three months ended March 31, 2022, net charge-offs totaled $263,000, compared to $297,000 for the same period last year. The slight decrease in net charge-offs was primarily due to decreased commercial business loan charge-offs.

Noninterest income decreased $7.2 million, to $5.9 million, for the three months ended March 31, 2022, from $13.0 million for the three months ended March 31, 2021. The decrease during the period primarily reflects a $7.8 million decrease in gain on sale of loans due primarily to a reduction in origination and sales volume of loans HFS and a reduction in gross margins of sold loans, partially offset by a $419,000 increase in other noninterest income, primarily due to proceeds received from a bank owned life insurance policy of $482,000, a $248,000 increase in service charges and fee income as a result of less amortization of mortgage servicing rights reflecting increased market interest rates and increased servicing fees from non-portfolio loans.

Noninterest expense increased $2.7 million, to $19.1 million for the three months ended March 31, 2022, from $16.3 million for the three months ended March 31, 2021. The increase in noninterest expense primarily reflects a $2.0 million decrease in the recovery of servicing rights, from $2.1 million in the first quarter of 2021 to $1,000 the first quarter of 2022. Additional increases in noninterest expense include $363,000 in salaries and benefits, and $171,000 in professional and board fees.

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington. The Bank provides loan and deposit services to customers who are predominantly small- and middle-market businesses and individuals in Western Washington through its 21 Bank branches, one headquarters office that produces loans and accepts deposits, and loan production offices in various suburban communities in the greater Puget Sound area, the Tri-Cities, and our newest lending office in Vancouver, Washington. The Bank services home mortgage customers throughout Washington State with an emphasis in the Puget Sound and Tri-Cities home lending markets.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are

FS Bancorp Q1 Earnings
April 28, 2022

intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: potential adverse impacts to economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, generally, resulting from the COVID-19 pandemic and any governmental or societal responses thereto; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets, the Company’s ability to execute its plans to grow its residential construction lending, mortgage banking, and warehouse lending operations, and the geographic expansion of its indirect home improvement lending; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; legislative and regulatory changes, including as a result of the COVID-19 pandemic; and other factors described in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the SEC which are available on its website at www.fsbwa.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be incorrect because of the inaccurate assumptions the Company might make, because of the factors illustrated above or because of other factors that cannot be foreseen by the Company. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company’s actual results for 2022 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company and could negatively affect its operating and stock performance.

FS Bancorp Q1 Earnings
April 28, 2022

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts) (Unaudited)

				Linked	Year
	March 31,	December 31,	March 31,	Quarter	Over Year
	2022	2021	2021	% Change	% Change
ASSETS
Cash and due from banks	$12,014	$12,043	$10,982	NM	9
Interest-bearing deposits at other financial institutions	17,592	14,448	74,464	22	(76)
Total cash and cash equivalents	29,606	26,491	85,446	12	(65)
Certificates of deposit at other financial institutions	8,177	10,542	12,278	(22)	(33)
Securities available-for-sale, at fair value	263,306	271,359	201,311	(3)	31
Securities held-to-maturity, net	7,428	7,500	7,500	(1)	(1)
Loans held for sale, at fair value	42,068	125,810	156,281	(67)	(73)
Loans receivable, net	1,797,663	1,728,540	1,593,060	4	13
Accrued interest receivable	8,436	7,594	7,429	11	14
Premises and equipment, net	26,116	26,591	26,798	(2)	(3)
Operating lease right-of-use	5,172	4,557	5,085	13	2
Federal Home Loan Bank (“FHLB”) stock, at cost	4,666	4,778	6,475	(2)	(28)
Deferred tax asset, net	2,611	—	164	NM	1,492
Bank owned life insurance (“BOLI”), net	36,890	37,092	36,440	(1)	1
Servicing rights, held at the lower of cost or fair value	18,041	16,970	15,735	6	15
Goodwill	2,312	2,312	2,312	—	—
Core deposit intangible, net	3,887	4,060	4,574	(4)	(15)
Other assets	17,554	12,195	14,698	44	19
TOTAL ASSETS	$2,273,933	$2,286,391	$2,175,586	(1)	5
LIABILITIES
Deposits:
Noninterest-bearing accounts	$475,142	$459,522	$414,390	3	15
Interest-bearing accounts	1,444,646	1,456,222	1,366,403	(1)	6
Total deposits	1,919,788	1,915,744	1,780,793	NM	8
Borrowings	35,528	42,528	72,528	(16)	(51)
Subordinated notes:
Principal amount	50,000	50,000	50,000	—	—
Unamortized debt issuance costs	(589)	(606)	(656)	(3)	(10)
Total subordinated notes less unamortized debt issuance costs	49,411	49,394	49,344	NM	NM
Operating lease liability	5,406	4,792	5,285	13	2
Deferred tax liability, net	—	1,183	—	(100)	—
Other liabilities	27,850	25,243	27,325	10	2
Total liabilities	2,037,983	2,038,884	1,935,275	NM	5
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—	—	—
Common stock, $.01 par value; 45,000,000 shares authorized; 8,067,211 shares issued and outstanding at March 31, 2022, 8,169,887 at December 31, 2021, and 8,466,080 at March 31, 2021	81	82	85	(1)	(5)
Additional paid-in capital	65,035	67,958	81,537	(4)	(20)
Retained earnings	184,748	179,215	157,193	3	18
Accumulated other comprehensive (loss) income, net of tax	(13,914)	252	1,721	(5,621)	(908)
Unearned shares – Employee Stock Ownership Plan (“ESOP”)	—	—	(225)	—	(100)
Total stockholders’ equity	235,950	247,507	240,311	(5)	(2)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,273,933	$2,286,391	$2,175,586	(1)	5

Share data has been adjusted for all periods to reflect the two-for-one stock split effective July 14, 2021.

FS Bancorp Q1 Earnings
April 28, 2022

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended			Qtr	Year
	March 31,	December 31,	March 31,	Over Qtr	Over Year
	2022	2021	2021	% Change	% Change
INTEREST INCOME
Loans receivable, including fees	$23,047	$23,199	$21,534	(1)	7
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	1,579	1,587	1,250	(1)	26
Total interest and dividend income	24,626	24,786	22,784	(1)	8
INTEREST EXPENSE
Deposits	1,285	1,448	1,982	(11)	(35)
Borrowings	133	179	446	(26)	(70)
Subordinated notes	486	485	256	NM	90
Total interest expense	1,904	2,112	2,684	(10)	(29)
NET INTEREST INCOME	22,722	22,674	20,100	NM	13
PROVISION (BENEFIT) FOR CREDIT LOSSES	1,043	(1,000)	1,500	(204)	(30)
NET INTEREST INCOME AFTER PROVISION (BENEFIT) FOR CREDIT LOSSES	21,679	23,674	18,600	(8)	17
NONINTEREST INCOME
Service charges and fee income	1,013	1,323	765	(23)	32
Gain on sale of loans	3,857	6,121	11,685	(37)	(67)
Earnings on cash surrender value of BOLI	217	219	214	(1)	1
Other noninterest income	789	232	370	240	113
Total noninterest income	5,876	7,895	13,034	(26)	(55)
NONINTEREST EXPENSE
Salaries and benefits	11,972	13,390	11,609	(11)	3
Operations	2,479	3,031	2,467	(18)	0
Occupancy	1,223	1,300	1,139	(6)	7
Data processing	1,360	1,132	1,307	20	4
Loss on sale of OREO	—	—	9	—	NM
Loan costs	523	782	524	(33)	NM
Professional and board fees	993	816	822	22	21
Federal Deposit Insurance Corporation (“FDIC”) insurance	157	145	248	8	(37)
Marketing and advertising	188	205	97	(8)	94
Amortization of core deposit intangible	173	160	177	8	(2)
Recovery of servicing rights	(1)	(2)	(2,050)	(50)	(100)
Total noninterest expense	19,067	20,959	16,349	(9)	17
INCOME BEFORE PROVISION FOR INCOME TAXES	8,488	10,610	15,285	(20)	(44)
PROVISION FOR INCOME TAXES	1,618	1,961	3,402	(17)	(52)
NET INCOME	$6,870	$8,649	$11,883	(21)	(42)
Basic earnings per share	$0.83	$1.04	$1.39	(20)	(40)
Diluted earnings per share	$0.81	$1.01	$1.35	(20)	(40)

Share and per share data has been adjusted for all periods to reflect the two-for-one stock split effective July 14, 2021.

FS Bancorp Q1 Earnings
April 28, 2022

KEY FINANCIAL RATIOS AND DATA (Unaudited)
	At or For the Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.23%	1.54%	2.26%
Return on equity (ratio of net income to average equity) (1)	11.09	14.07	21.01
Yield on average interest-earning assets (1)	4.60	4.59	4.52
Average total cost of funds (1)	0.39	0.43	0.58
Interest rate spread information – average during period	4.21	4.16	3.94
Net interest margin (1)	4.24	4.20	3.99
Operating expense to average total assets (1)	3.41	3.72	3.11
Average interest-earning assets to average interest-bearing liabilities	142.54	141.28	137.59
Efficiency ratio (2)	66.67	68.57	49.34

	March 31,	December 31,	March 31,
	2022	2021	2021
ASSET QUALITY RATIOS AND DATA:
Non-performing assets to total assets at end of period (3)	0.30%	0.25%	0.43%
Non-performing loans to total gross loans (4)	0.37	0.33	0.57
Allowance for credit losses - loans to non-performing loans (4)	343.65	440.24	295.12
Allowance for credit losses - loans to gross loans receivable, excluding HFS loans	1.28	1.46	1.69

CAPITAL RATIOS, BANK ONLY:
Community Bank Leverage Ratio	12.20%	12.16%	11.82%

CAPITAL RATIOS, COMPANY ONLY:
Tier 1 leverage-based capital	10.76%	10.78%	10.91%

	At or For the Three Months Ended
	March 31,		December 31,		March 31,
(Post stock split adjusted)	2022		2021		2021
PER COMMON SHARE DATA:
Basic earnings per share	$0.83		$1.04		$1.39
Diluted earnings per share	$0.81		$1.01		$1.35
Weighted average basic shares outstanding	8,145,138		8,186,775		8,430,752
Weighted average diluted shares outstanding	8,294,966		8,381,775		8,678,168
Common shares outstanding at end of period	7,945,539	(5)	8,048,215	(6)	8,317,014	(7)
Book value per share using common shares outstanding	$29.70		$30.75		$28.90
Tangible book value per share using common shares outstanding (8)	$28.92		$29.96		$28.07

Share and per share data has been adjusted for all periods to reflect the two-for-one stock split effective July 14, 2021.

____________________________

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Non-performing assets consist of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Non-performing loans consist of non-accruing loans and accruing loans 90 days or more past due.
(5)	Common shares were calculated using shares outstanding of 8,067,211 at March 31, 2022, less 121,672 unvested restricted stock shares.
(6)	Common shares were calculated using shares outstanding of 8,169,887 at December 31, 2021, less 121,672 unvested restricted stock shares.
(7)	Common shares were calculated using shares outstanding of 8,466,080 at March 31, 2021, less 110,184 unvested restricted stock shares, and 38,882 unallocated ESOP shares.
(8)	Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure. See also, “Non-GAAP Financial Measures” below.

FS Bancorp Q1 Earnings
April 28, 2022

(Dollars in thousands)	For the Three Months Ended March 31,		Year Over Year
Average Balances	2022	2021	$ Change
Assets
Loans receivable (1)	$1,834,443	$1,717,050	$117,393
Securities available-for-sale, at fair value	278,608	183,719	94,889
Securities held-to-maturity	7,500	7,500	-
Interest-bearing deposits and certificates of deposit at other financial institutions	48,672	127,382	(78,710)
FHLB stock, at cost	4,302	7,247	(2,945)
Total interest-earning assets	2,173,525	2,042,898	130,627
Noninterest-earning assets	96,746	87,700	9,046
Total assets	$2,270,271	$2,130,598	$139,673
Liabilities and stockholders’ equity
Interest-bearing accounts	$1,444,380	$1,326,329	$118,051
Borrowings	31,006	130,174	(99,168)
Subordinated notes	49,400	28,248	21,152
Total interest-bearing liabilities	1,524,786	1,484,751	40,035
Noninterest-bearing accounts	462,808	387,918	74,890
Other noninterest-bearing liabilities	31,355	28,519	2,836
Stockholders’ equity	251,322	229,410	21,912
Total liabilities and stockholders’ equity	$2,270,271	$2,130,598	$139,673

(1) Includes loans held for sale.

Non-GAAP Financial Measures:

In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains tangible book value per share, a non-GAAP financial measure. Tangible common stockholders’ equity is calculated by excluding intangible assets from stockholders’ equity. For this financial measure, the Company’s intangible assets are goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. The Company believes that this non-GAAP measure is consistent with the capital treatment utilized by the investment community, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors.

This non-GAAP financial measure has inherent limitations, is not required to be uniformly applied, and is not audited. Further, this non-GAAP financial measure should not be considered in isolation or as a substitute for book value per share or total stockholders' equity determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

FS Bancorp Q1 Earnings
April 28, 2022

Reconciliation of the GAAP book value per share and non-GAAP tangible book value per share is presented below.

	March 31,	December 31,	March 31,
(Dollars in thousands, except share and per share amounts)	2022	2021	2021
Stockholders' equity	$235,950	$247,507	$240,311
Goodwill and core deposit intangible, net	(6,199)	(6,372)	(6,886)
Tangible common stockholders' equity	$229,751	$241,135	$233,425

Common shares outstanding at end of period	7,945,539	8,048,215	8,317,014

Common stockholders' equity (book value) per share (GAAP)	$29.70	$30.75	$28.90
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$28.92	$29.96	$28.07

Share and per share data has been adjusted for all periods to reflect the two-for-one stock split effective July 14, 2021.

Contacts:
Joseph C. Adams,
Chief Executive Officer
Matthew D. Mullet,
Chief Financial Officer
(425) 771-5299
www.FSBWA.com